Exhibit 3.2

Filed in the Office of Secretary of State State Of Nevada Business Number E13806962021 - 2 Filing Number 20244049109 Filed On 5/8/2024 8:00:00 AM Number of Pages 2

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FRANCISCO V. AGUILAR Secretary of Stat e 401 North Carson Street Carson City , Ne va da 89701 - 4201 (77 5 ) 684 - 5708 Websi te: www.nvsos . gov Profit Corporation: Certificate of Amendment (PuRsuANrrn NRs 1a . 300 & 10 . 30s , 10 . 39o ) Certificate to Accompany Restated · Articles or Amended and Restated Articles (PuRsuANrrn NRs10 . 403) Officer's Statement (PuRsuANr ro NRs 00 . 030) 4 . Effective Date and Time : (Optional ) Date: Time: I -- · (must not be l ater than 90 days after the cert i ficate is filed) 5. Information Being Changed : (Domestic corporations only) 6. Signatur e : (Required) Changes to takes the following effect: D The entity name has bee n amended. 0 The registered agent has been changed. (attach Certificate of Acceptance from new reg i s t e r ed agent) D The purpose of the entity ha s been amended. IE] The authorized sha r es have been amended . D The directors, managers o r general partners have been amended. D IRS tax language has been added. D Articles have been added. D Articles have been deleted. D Other. The articles have been amended as follows: (pro vid e article numbers, if available) [ See below (attach addit i onal page(s) if necessary) I Chief Executive Officer Title x _ S i gnaturoef Officer or Authorized Signer Title ·it any proposed amendment would alter or c h angeany preference or any relative or other right g i ven to any class or ser i es of outstand i ng shares , then the amendment must be approved by the vot e, in add i tion to the affirmative vote otherwise required , o f the holders of shares represent i ng a ma j orityof the voting power of each class or series affected by the amendment regardless to lim i tationsor restrictions on the vot i ng power thereof. Please include any required or op ti onal information in space below : (attach additional page ( s) i f necessary) The firs t sentence of Article Ill of the Amended and Restated Articles of Incorp o rat io n is hereby amended and restated in i ts entirety to read as follows: "T he Corporation has authority to i ssue 350 , 000 , 000 s h ares of capita l stock, co n s i sting of 300 , 000 , 000 sha r es of common stock, $ 0 . 001 par value per share ('Common Stock'), and 50 , 000 , 000 shares of prefer r ed sto ck , $ 0 . 001 par value per share ( 'Preferred Sto c k') . " This form must be accompanied by appropriate fees. Page 2 o f 2 R e v i sed : 9/ 1 /2 02 3

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